Exhibit 99.1

FLEETWOOD REPORTS RESULTS FOR FISCAL 2004

SECOND QUARTER AND FIRST SIX MONTHS

Riverside, Calif., December 8, 2003 — Fleetwood Enterprises, Inc. (NYSE:FLE), the nation’s leader in recreational vehicle sales and a leading producer and retailer of manufactured housing, today announced results for the second quarter and first half of fiscal 2004, ended October 26, 2003. The Company reported consolidated revenues for the second quarter of $674.7 million, up 5 percent from $641.1 million in last year’s second quarter. Second quarter net income was $3.8 million or 10 cents per diluted share, compared with earnings of $4.6 million or 13 cents per diluted share in last year’s second quarter. Last year’s results included a $2.6 million gain from the sale of real estate.

“With this quarter’s results, we are encouraged to report two consecutive quarters of profitability for the first time since fiscal 2000,” said Edward B. Caudill, Fleetwood’s president and chief executive officer. “We believe this demonstrates that our strategic initiatives to enhance product innovation, vertically integrate our Housing Group operations, reduce costs throughout the Company, and maximize our capacity utilization are beginning to yield financial benefits. In particular, our motor home and folding trailer divisions in the RV Group and the manufacturing division of our Housing Group performed well, and we expect these divisions to continue to improve in the next few quarters. The profitability of the motor home division, benefiting particularly from strong sales of diesel units, improved 22 percent from its already strong results last year.

“While sales of recreational vehicles were up significantly year over year, profitability for the RV Group was down slightly due to the results in our travel trailer division,” Caudill continued. “Despite higher sales of our refreshed line of travel trailer products, this division continues to contend with low gross margins. Both the travel trailer division and housing retail continue to be areas of intense management focus. Overall, we expect to report improved margins beginning in the fourth quarter and in the next fiscal year.”

For the first six months of fiscal 2004, revenues increased 6 percent to $1.32 billion from $1.25 billion for the first half of last year. Net income was $5.7 million or 15 cents per diluted share, compared with $3.1 million or 9 cents per diluted share in the first six months of fiscal 2003.

The RV Group earned an operating profit of $16.5 million for the quarter on sales of $450.0 million, representing a revenue improvement of 14 percent over the prior year, when the Group generated $17.0 million in operating profits on revenues of $395.8 million. Revenues climbed 16 percent to $886.6 million in the first six months of fiscal 2004 from $766.8 million in the comparable period last year. Operating profit for the first half declined 10 percent to $31.4 million from $34.7 million.

“We just returned from the 41st Annual National RV Industry Association tradeshow in Louisville, Kentucky,” Caudill said, “where our introductions included new Pace Arrow and American Coach motor homes, Gearbox toy hauler travel trailers and new Fleetwood Folding Trailer products, which were well received by our dealers. Besides these product introductions, we also announced newly established strategic alliances with Goodyear and Bombardier Capital.”

For the Housing Group, revenues were $214.3 million for the quarter, an 8 percent decrease from $234.1 million in last year’s second quarter. Revenues for the quarter included $144.6 million of wholesale factory sales and $69.7 million of retail sales from Company-operated sales centers. This compares with $164.1 million and $69.9 million, respectively, last year. Operating income for the manufacturing division increased to $6.2 million in the second quarter, compared with $2.5 million last year. The retail division’s operating loss increased from $7.8 million to $8.4 million. Gross manufacturing revenues were down from $195.6 million last year to $181.0 million this year, which included $36.4 million of intercompany sales this year. Manufacturing unit volume was off 17 percent to 5,509 homes, including intercompany sales of 1,078 homes, and homes sold at Fleetwood retail stores dropped 6 percent to 1,389.

For the first half of the fiscal year, Housing Group revenues were down 11 percent to $414.6 million from $464.6 million in the prior year. Revenues included $287.3 million of wholesale factory sales and $127.3 million of retail sales from Company-operated stores, down from $322.2 million and $142.4 million, respectively, last year. Operating income for the manufacturing division more than doubled to $8.0 million year to date, compared with $3.2 million last year. The retail division’s operating loss declined from $17.6 million to $16.9 million. Gross manufacturing revenues, including intercompany sales, were $350.8 million this year compared with $387.0 million last year. Unit shipments from manufacturing plants declined 17 percent to 10,881, including intercompany sales of 1,896 homes, while Fleetwood retail store sales dropped by 15 percent to 2,537 units.

“We are pleased that our manufacturing division continued to be profitable, despite another significant drop in sales,” Caudill said. “There are encouraging developments in the manufactured housing financing environment, which included U.S. Bank starting to provide retail financing in October, and we are seeing a continuing decline in the number of repossessed houses on the market. This leads us to believe that calendar 2004 will show improvement over 2003 for the entire industry. To counteract the unprecedented downturn in the manufactured housing industry over the past few years, Fleetwood has trimmed its operations to meet decreased demand, reduced costs by consolidating purchasing, and pursued vertical integration by establishing HomeOne Credit Corp. to provide retail financing to our own customers. We are also in negotiations with a warehouse lender and expect to be able to announce a transaction by the end of this calendar year.

“There’s no doubt that we are gratified to report positive results for the quarter, but we’re hardly satisfied with our performance,” Caudill concluded. “With the encouraging signs from the manufactured housing lending community and excellent dealer reception of our RV products at the Louisville show, we believe we will build on the solid momentum Fleetwood has achieved going into calendar 2004. Despite these positive trends, the third quarter is seasonally slower and, although it will be substantially smaller than last year’s, we expect to post a loss for the quarter before returning to profitability in the fourth quarter.”

The Company has scheduled a conference call with analysts and investors to discuss quarterly results. The call is scheduled for 10:30 a.m. PST on Monday, December 8, 2003, and will be broadcast live over the Internet at www.streetevents.com and www.fulldisclosure.com, and will be accessible from the Company’s Website, www.fleetwood.com under Company Information.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risk factors include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; the potential impact on demand for our products as a result of changes in consumer confidence levels; continued acceptance of the Company’s products; expenses and uncertainties associated with the introduction and manufacturing of new products; the availability of manufactured housing wholesale and retail financing in the future; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the ability to obtain the financing we need in order to execute our business strategy. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Fleetwood undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Summaries of Operations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(Amounts in thousands except share and per share data)	Oct. 26, 2003	Oct. 27, 2002	Oct. 26, 2003	Oct. 27, 2002

Sales	$674,743	$641,146	$1,320,874	$1,252,421

Operating income	$15,275	$15,107	$27,896	$24,288

Income before income taxes and minority interest	$12,943	$15,525	$24,155	$22,425

Provision for income taxes	(3,989)	(5,848)	(8,128)	(9,222)

Minority interest in Fleetwood Capital Trusts, net of taxes	(5,196)	(5,076)	(10,353)	(10,122)

Net income	$3,758	$4,601	$5,674	$3,081

Net earnings per common share:
Basic	$.10	$.13	$.16	$.09
Diluted	.10	.13	.15	.09

Weighted average common shares:
Basic	36,124	35,911	36,030	35,802
Diluted	37,116	36,005	36,868	35,863

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FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

ASSETS

	October 26, 2003	July 27, 2003	October 27, 2002

Cash and marketable investments	$76,639	$48,809	$138,414
Receivables	177,346	183,684	149,110
Inventories	241,294	216,900	221,285
Property, plant and equipment, net	254,723	255,699	266,152
Other assets	228,965	220,221	207,100
	$978,967	$925,313	$982,061

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$83,721	$78,209	$79,037
Employee compensation and benefits	132,977	131,247	134,397
Product warranty reserve	58,037	60,888	65,846
Retail flooring liability and short-term debt	43,696	33,526	18,748
Long-term debt	2,354	2,354	2,504
Other liabilities	138,718	130,489	124,992
Total liabilities	459,503	436,713	425,524

Company-obligated optionally redeemable convertible preferred securities	374,993	374,685	373,761

Shareholders’ equity	144,471	113,915	182,776
	$978,967	$925,313	$982,061

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FLEETWOOD ENTERPRISES, INC.

Business Segment and Unit Shipment Information

(Dollars in thousands)

	13 Weeks Ended		26 Weeks Ended
	Oct. 26, 2003	Oct. 27, 2002	Oct. 26, 2003	Oct. 27, 2002

OPERATING REVENUES:

Manufactured housing —
Manufacturing	$181,042	$195,615	$350,809	$386,954
Retail	69,731	69,919	127,335	142,435
Less intercompany	(36,444)	(31,480)	(63,507)	(64,751)
	214,329	234,054	414,637	464,638

Recreational vehicles	450,018	395,812	886,551	766,762
Supply operations	9,288	10,876	17,694	20,326
Financial services	1,108	404	1,992	695

	$674,743	$641,146	$1,320,874	$1,252,421

OPERATING INCOME (LOSS):

Manufactured housing	$6,162	$2,479	$8,021	$3,240
Housing — retail*	(8,408)	(7,805)	(16,877)	(17,569)
Recreational vehicles	16,468	17,026	31,393	34,689
Supply operations	401	1,016	1,141	2,029
Financial services	(371)	(767)	(901)	(675)
Corporate and other	1,246	1,269	4,724	(1,558)
Intercompany profit	(223)	1,889	395	4,132

	$15,275	$15,107	$27,896	$24,288

UNITS SOLD:

Manufactured housing —
Factory shipments	5,509	6,634	10,881	13,096
Retail sales	1,389	1,470	2,537	2,975
Less intercompany	(1,078)	(1,027)	(1,896)	(2,134)
	5,820	7,077	11,522	13,937

Recreational vehicles —
Motor homes	2,826	2,599	5,520	5,081
Travel trailers	8,574	8,377	18,389	16,989
Folding trailers	4,431	5,452	7,398	9,677
	15,831	16,428	31,307	31,747

* Before deduction of interest expense on inventory floorplan financing as follows:

	$525	$506	$1,010	$1,150

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